SECOND AMENDED AND RESTATED BY-LAWS

OF

PETALS DECORATIVE ACCENTS, INC.

Adopted by the Board of Directors on August 2, 2006

Table of Contents

Page

Section 1.	NAME	1
1.1	Name	1
Section 2.	OFFICES	1
2.1	Registered Office	1
2.2	Other Offices	1
Section 3.	STOCKHOLDERS	1
3.1	Location of Meetings	1
3.2	Annual Meeting	1
3.3	Special Meetings	1
3.4	Notice of Meetings	2
3.5	Notice of Stockholder Business at Annual Meeting	2
3.6	Stockholder List	3
3.7	Quorum of Stockholders	4
3.8	Adjournment	4
3.9	Voting; Proxies	4
3.10	Inspectors	4
3.11	Action by Vote	5
3.12	Action Without Meetings	5
3.13	Organization	6
3.14	Conduct of Meetings	6
Section 4.	DIRECTORS	6
4.1	Powers	6
4.2	Number	6
4.3	Tenure	6

4.4	Classes of Directors	6
4.5	Terms of Office	7
4.6	Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors	7
4.7	Vacancies	7
4.8	Committees	7
4.9	Regular Meeting	8
4.10	Special Meetings	8
4.11	Notice	8
4.12	Quorum	8
4.13	Action by Vote	8
4.14	Action Without a Meeting	9
4.15	Participation in Meetings by Conference Telephone	9
4.16	Compensation	9
4.17	Interested Directors and Officers	9
4.18	Resignation or Removal of Directors	10
Section 5.	NOTICES	10
5.1	Form of Notice	10
5.2	Waiver of Notice	10
Section 6.	OFFICERS AND AGENTS	11
6.1	Enumeration; Qualification	11
6.2	Powers	11
6.3	Election	11
6.4	Tenure	11
6.5	Chairman of the Board of Directors	11
6.6	President and Vice Presidents	11

6.7	Treasurer and Assistant Treasurers	12
6.8	Secretary and Assistant Secretaries	12
6.9	Resignation and Removal	12
6.10	Vacancies	12
Section 7.	CAPITAL STOCK	13
7.1	Stock Certificates	13
7.2	Lost Certificates	13
Section 8.	TRANSFER OF SHARES OF STOCK	13
8.1	Transfer on Books	13
Section 9.	GENERAL PROVISIONS	13
9.1	Record Date	13
9.2	Dividends	14
9.3	Payment of Dividends	14
9.4	Checks	14
9.5	Fiscal Year	14
9.6	Seal	14
Section 10.	INDEMNIFICATION	15
Section 11.	AMENDMENTS	15

SECOND AMENDED AND RESTATED

BY-LAWS

Section 1. NAME

1.1 Name. The name of the corporation is Petals Decorative Accents, Inc.

Section 2. OFFICES

2.1 Registered Office. The registered office shall be in the City of Lewes, County of Sussex, State of Delaware.

2.2 Other Offices. The corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

Section 3. STOCKHOLDERS

3.1 Location of Meetings. All meetings of the stockholders shall be held at such place either within or without the State of Delaware as shall be designated from time to time by the board of directors, or if not so designated, at the registered office of the corporation. Notwithstanding the foregoing, the board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law. If so authorized, and subject to such guidelines and procedures as the board of directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation. Any adjourned session of any meeting shall be held at the place designated in the vote of adjournment.

3.2 Annual Meeting. The annual meeting of stockholders shall be held at 10:00 on the second Wednesday in December for each year, unless that day be a legal holiday at the place where the meeting is to be held, in which case the meeting shall be held at the same hour on the next succeeding day not a legal holiday, or at such other date and time as shall be designated from time to time by the board of directors, at which they shall elect a board of directors and transact such other business as may be required by law or these by-laws or as may properly come before the meeting.

3.3 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by law or by the certificate of incorporation, may be called by the president and shall be called at any time by the president or the secretary at the request in writing of a majority of the board of directors, but such special meeting may not be called by any other person or persons. Any such special meeting shall be called and the purposes thereof shall be specified in the call, as provided in Section 3.4. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

3.4 Notice of Meetings. Except as otherwise provided by law, whenever stockholders are required or permitted to take any action at a meeting, written notice of the meeting stating the place, date and hour of the meeting and, in the case of a special meeting, the purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting. No action shall be taken at such meeting unless such notice is given, or unless waiver of such notice is given by the stockholders in accordance with Section 5.2. Prompt notice of all action taken in connection with such waiver of notice shall be given to all stockholders not present or represented at such meeting.

3.5 Notice of Stockholder Business at Annual Meeting. The following provisions of this Section 3.5 shall apply to the conduct of business at any annual meeting of the stockholders. (As used in this Section 3.5, the term annual meeting shall include a special meeting in lieu of an annual meeting.)

(a)  At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting of the stockholders, business must be (a) specified in the corporation’s notice of meeting (or any supplement thereto), (b) brought before the meeting by or at the direction of the board of directors or (c) properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must (X) be a stockholder of record at the time of giving of the notice provided for in Section 3.5(b), (Y) be entitled to vote at such meeting and (Z) have complied with the notice procedures set forth in Section 3.5(b).

(b)  For business to be properly brought before an annual meeting of the stockholders by a stockholder pursuant to Section 3.5(a)(iii)(B), the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder’s notice shall be in writing and shall be received by the secretary of the corporation at the principal executive offices of the corporation not less than sixty (60) days prior to the date for such annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if the annual meeting of stockholders is to be held on a date prior to the Specified Date, and if less than seventy (70) days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of such annual meeting was mailed or the day on which public disclosure was made of the date of such annual meeting. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, the name and address of the beneficial owner, if any, on whose behalf the proposal is made, and the name and address of any other stockholders or beneficial owners known by such stockholder to be supporting such proposal, (c) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder of record, by the beneficial owner, if any, on whose behalf the proposal is made and by any other stockholders or beneficial owners known by such stockholder to be supporting such proposal, and (d) a description of any material interest of such stockholder of record and/or of the beneficial owner, if any, on whose behalf the proposal is made, in such proposed business and any material interest of any other stockholders or beneficial owners known by such stockholder to be supporting such proposal in such proposed business, to the extent known by such stockholder, (e) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (f) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal and/or (B) otherwise to solicit proxies from stockholders in support of such proposal.

(c)  Notwithstanding anything in these by-laws to the contrary, no business shall be conducted at an annual meeting of stockholders except in accordance with the procedures set forth in this Section 3.5. The person presiding at the annual meeting shall, if the facts warrant, determine that business was not properly brought before the meeting and in accordance with the procedures prescribed by these by laws, and if he should so determine, he shall so declare at the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 3.5, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (or any successor provision), and the rules and regulations thereunder with respect to the matters set forth in this Section 3.5.

(d)  This provision shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the board of directors, but, in connection with such reports, no new business shall be acted upon at such meeting unless properly brought before the meeting as herein provided.

3.6 Stockholder List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting, either (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to examination of any stockholder during the entire meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

3.7 Quorum of Stockholders. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law, by the certificate of incorporation or by these by-laws. Except as otherwise provided by law, no stockholder present at a meeting may withhold his shares from the quorum count by declaring his shares absent from the meeting.

3.8 Adjournment. Any meeting of stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these by-laws, which time and place shall be announced at the meeting, by a majority of votes cast upon the question, whether or not a quorum is present, or, if no stockholder is present or represented by proxy, by any officer entitled to preside at or to act as secretary of such meeting. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

3.9 Voting; Proxies. Except as otherwise provided by the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. Except as provided by law, a revocable proxy shall be deemed revoked if the stockholder is present at the meeting for which the proxy was given. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof.

3.10 Inspectors. The directors or the person presiding at the meeting may, and shall if required by law, appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspectors shall make a report in writing of any challenge, question or matter determined by them and execute a certificate of any fact found by them.

3.11 Action by Vote. When a quorum is present at any meeting, whether the same be an original or an adjourned session, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the certificate of incorporation or by these by-laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

3.12 Action Without Meetings. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, to its principal place of business or to an officer or agent of the corporation having custody of the book in which the proceedings of meetings of stockholders are recorded. Each such written consent shall bear the signature of each stockholder who signs the consent. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a number of stockholders sufficient to take such action are delivered to the corporation in the manner specified in this paragraph within sixty days of the earliest dated consent so delivered.

If action is taken by consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing or writings comprising such consent.

If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing and a certificate signed and attested to by the secretary of the corporation that such notice was given shall be filed with the records of the meetings of stockholders.

In the event the action which is consented to is such as would have required the filing of a certificate under any provision of the Delaware General Corporation Law, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law.

3.13 Organization. Meetings of stockholders shall be presided over by the chairman of the board of directors, if any, or in his absence by the president, or in his absence by a vice president, or in the absence of the foregoing persons by a chairman chosen at the meeting by the board. The secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting. The chairman of the meeting shall announce at the meeting of stockholders the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote.

3.14 Conduct of Meetings. The board of directors of the corporation may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 4. DIRECTORS

4.1 Powers. The business of the corporation shall be managed by or under the direction of the board of directors which shall have and may exercise all the powers of the corporation and do all such lawful acts and things as are not by law, the certificate of incorporation or these by-laws directed or required to be exercised or done by the stockholders.

4.2 Number. The number of directors which shall constitute the whole board shall not be less than three (3) and not more than twelve (12). Thereafter, the stockholders at the annual meeting shall determine the number of directors, and the number of directors may be increased or decreased at any time or from time to time by the stockholders or by the directors by a vote of a majority of the directors then in office, except that any such decrease by vote of the directors shall only be made to eliminate vacancies existing by reason of death, resignation or removal of one or more directors. The directors shall be elected at the annual meeting of the stockholders, except as otherwise provided in these by-laws. Directors need not be stockholders.

4.3 Tenure. Except as otherwise provided by law, by the certificate of incorporation or by these by-laws, each director shall hold office until the next annual meeting and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

4.4 Classes of Directors. The board of directors shall be and is divided into three classes: Class I, Class II and Class III, each having as nearly as possible the same number of directors. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class II and the other shall be a member of Class III, unless otherwise provided from time to time by resolution adopted by the board of directors.

4.5 Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2006; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2007; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2008; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

4.6 Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the board of directors among the three classes of directors so as to ensure that the classes have as nearly as possible the same number of directors. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the board of directors.

4.7 Vacancies. Any vacancy in the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have power to fill such vacancy or vacancies, the vote or action by writing thereon to take effect when such resignation or resignations shall become effective. A director elected to fill a vacancy shall hold office until the next election of the class for which such director has been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number, subject to any requirements of law or of the certificate of incorporation or of these by-laws as to the number of directors required for a quorum or for any vote or other actions.

4.8 Committees. The board of directors may, by vote of a majority of the whole board, (a) designate, change the membership of or terminate the existence of any committee or committees, each committee to consist of one or more of the directors; (b) designate one or more directors as alternate members of any such committee who may replace any absent or disqualified member at any meeting of the committee; and (c) determine the extent to which each such committee shall have and may exercise the powers and authority of the board of directors in the management of the business and affairs of the corporation, including the power to authorize the seal of the corporation to be affixed to all papers which require it and the power and authority to declare dividends or to authorize the issuance of stock; excepting, however, such powers which by law, by the certificate of incorporation or by these by-laws they are prohibited from so delegating. In the absence or disqualification of any member of such committee and his alternate, if any, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Except as the board of directors may otherwise determine, any committee may make, alter and repeal rules for the conduct of its business, but unless otherwise provided by the board or such rules, its business shall be conducted as nearly as may be in the same manner as is provided by these by-laws for the conduct of business by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors upon request.

4.9 Regular Meeting. Regular meetings of the board of directors may be held without call or notice at such place within or without the State of Delaware and at such times as the board may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent directors. A regular meeting of the directors may be held without call or notice immediately after and at the same place as the annual meeting of the stockholders.

4.10 Special Meetings. Special meetings of the board of directors may be held at any time and at any place within or without the State of Delaware designated in the notice of the meeting, when called by the president, or by any one director, reasonable notice thereof being given to each director by the secretary or by the president or by any one of the directors calling the meeting.

4.11 Notice. It shall be reasonable and sufficient notice to a director to send notice by mail at least forty-eight hours or by telecopy or other form of electronic transmission at least twenty-four hours before the meeting, addressed to him at his usual or last known business or residence address or to give notice to him in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any director if a written waiver of notice, executed by him before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

4.12 Quorum. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, at any meeting of the directors a majority of the directors then in office shall constitute a quorum. A quorum shall not in any case be less than one-third of the total number of directors constituting the whole board. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

4.13 Action by Vote. Except as may be otherwise provided by law, by the certificate of incorporation or by these by-laws, when a quorum is present at any meeting the vote of a majority of the directors present shall be the act of the board of directors.

4.14 Action Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all the members of the board or of such committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the records of the meetings of the board or of such committee. Such consent shall be treated for all purposes as the act of the board or of such committee, as the case may be.

4.15 Participation in Meetings by Conference Telephone. Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the board of directors or of any committee thereof may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person at such meeting.

4.16 Compensation. Unless otherwise restricted by the certificate of incorporation or these by-laws, the board of directors shall have the authority to fix from time to time the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and the performance of their responsibilities as directors and may be paid a fixed sum for attendance at each meeting of the board of directors and/or a stated salary as director. No such payment shall preclude any director from serving the corporation or its parent or subsidiary corporations in any other capacity and receiving compensation therefor. The board of directors may also allow compensation for members of special or standing committees for service on such committees.

4.17 Interested Directors and Officers.

(a) No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of the corporation’s directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

(1) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

4.18 Resignation or Removal of Directors. Unless otherwise restricted by the certificate of incorporation or by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the stock issued and outstanding and entitled to vote at an election of directors. Any director may resign at any time by delivering his resignation in writing to the president or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time and without in either case the necessity of its being accepted unless the resignation shall so state. No director resigning and no director removed shall have any right to receive compensation as such director for any period following his resignation or removal, except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

Section 5. NOTICES

5.1 Form of Notice. Whenever, under the provisions of law, of the certificate of incorporation or of these by-laws, notice is required to be given to any director or stockholder, such notice may be given by mail, addressed to such director or stockholder, at his address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Unless written notice by mail is required by law, written notice may also be given by telegram, cable, telecopy, commercial delivery service, telex or similar means, addressed to such director or stockholder at his address as it appears on the records of the corporation, in which case such notice shall be deemed to be given when delivered into the control of the persons charged with effecting such transmission, the transmission charge to be paid by the corporation or the person sending such notice and not by the addressee. Notice may also be given to any stockholder and to any director by any form of electronic transmission, to the same extent permitted by Section 232 of the Delaware General Corporation Law with respect to stockholders, and will be deemed given at the time provided therein. Oral notice or other in-hand delivery (in person or by telephone) shall be deemed given at the time it is actually given.

5.2 Waiver of Notice. Whenever notice is required to be given under the provisions of law, the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders, directors or members of a committee of the directors need be specified in any written waiver of notice.

Section 6. OFFICERS AND AGENTS

6.1 Enumeration; Qualification. The officers of the corporation shall be a president, a treasurer, a secretary and such other officers, if any, as the board of directors from time to time may in its discretion elect or appoint, including, without limitation, a chairman of the board and one or more vice presidents. Any officer may be, but none need be, a director or stockholder. Any two or more offices may be held by the same person. Any officer may be required by the board of directors to secure the faithful performance of his duties to the corporation by giving bond in such amount and with sureties or otherwise as the board of directors may determine.

6.2 Powers. Subject to law, to the certificate of incorporation and to the other provisions of these by-laws, each officer shall have, in addition to the duties and powers herein set forth, such duties and powers as are commonly incident to his office and such additional duties and powers as the board of directors may from time to time designate.

6.3 Election. The board of directors at its first meeting after each annual meeting of stockholders may choose a chairman of the board of directors and shall choose a president, a secretary and a treasurer. Other officers may be appointed by the board of directors at such meeting, at any other meeting or by written consent. At any time or from time to time, the directors may delegate to any officer their power to elect or appoint any other officer or any agents.

6.4 Tenure. Each officer shall hold office until the first meeting of the board of directors following the next annual meeting of the stockholders and until his successor is elected and qualified unless a shorter period shall have been specified in terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent of the corporation shall retain his authority at the pleasure of the directors, or the officer by whom he was appointed or by the officer who then holds agent appointive power.

6.5 Chairman of the Board of Directors. The chairman of the board of directors, if any, shall have such duties and powers as shall be designated from time to time by the board of directors. Unless the board of directors otherwise specifies, the chairman of the board, or if there is none the president, shall preside, or designate the person who shall preside, at all meetings of the stockholders and of the board of directors.

6.6 President and Vice Presidents. The president shall be the chief executive officer and shall have direct and active charge of all business operations of the corporation and shall have general supervision of the entire business of the corporation, subject to the control of the board of directors. As provided in Section 6.5, in the absence of the chairman of the board of directors, the president shall preside at all meetings of the stockholders and of the board of directors at which he is present, except as otherwise voted by the board of directors.

The president or treasurer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.

Any vice presidents shall have such duties and powers as shall be designated from time to time by the board of directors or by the president.

6.7 Treasurer and Assistant Treasurers. The treasurer shall be the chief financial officer of the corporation and shall be in charge of its funds and valuable papers, and shall have such other duties and powers as may be assigned to him from time to time by the board of directors or by the president.

Any assistant treasurers shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the treasurer.

6.8 Secretary and Assistant Secretaries. The secretary shall record all proceedings of the stockholders, of the board of directors and of committees of the board of directors in a book or series of books to be kept therefor and shall file therein all writings of, or related to, action by stockholder or director consent. In the absence of the secretary from any meeting, an assistant secretary, or if there is none or he is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. Unless a transfer agent has been appointed, the secretary shall keep or cause to be kept the stock and transfer records of the corporation, which shall contain the names and record addresses of all stockholders and the number of shares registered in the name of each stockholder. The secretary shall have such other duties and powers as may from time to time be designated by the board of directors or the president.

Any assistant secretaries shall have such duties and powers as shall be designated from time to time by the board of directors, the president or the secretary.

6.9 Resignation and Removal. Any officer may resign at any time by delivering his resignation in writing to the president or the secretary or to a meeting of the board of directors. Such resignation shall be effective upon receipt unless specified to be effective at some other time, and without in any case the necessity of its being accepted unless the resignation shall so state. The board of directors may at any time remove any officer either with or without cause. The board of directors may at any time terminate or modify the authority of any agent. No officer resigning and no officer removed shall have any right to any compensation as such officer for any period following his resignation or removal, except where a right to receive compensation shall be expressly provided in a duly authorized written agreement with the corporation, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise; unless in the case of a resignation, the directors, or in the case of removal, the body acting on the removal, shall in their or its discretion provide for compensation.

6.10 Vacancies. If the office of the president or the treasurer or the secretary becomes vacant, the directors may elect a successor by vote of a majority of the directors then in office. If the office of any other officer becomes vacant, any person or body empowered to elect or appoint that office may choose a successor. Each such successor shall hold office for the unexpired term of his predecessor, and in the case of the president, the treasurer and the secretary until his successor is chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified.

Section 7. CAPITAL STOCK

7.1 Stock Certificates. Each stockholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors. Such certificate shall be signed by (i) the chairman of the board of directors or the president or a vice-president and (ii) the treasurer or an assistant treasurer or the secretary or an assistant secretary. Any or all of the signatures on the certificate may be a facsimile. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.

7.2 Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 8. TRANSFER OF SHARES OF STOCK

8.1 Transfer on Books. Subject to any restrictions with respect to the transfer of shares of stock, shares of stock may be transferred on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment and power of attorney properly executed, with necessary transfer stamps affixed, and with such proof of the authenticity of signature as the board of directors or the transfer agent of the corporation may reasonably require. Except as may be otherwise required by law, by the certificate of incorporation or by these by-laws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to receive notice and to vote or to give any consent with respect thereto and to be held liable for such calls and assessments, if any, as may lawfully be made thereon, regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

It shall be the duty of each stockholder to notify the corporation of his post office address.

Section 9. GENERAL PROVISIONS

9.1 Record Date. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action to which such record date relates. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting. If no record date is fixed,

(a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the board of directors is necessary, shall be the day on which the first written consent is expressed; and

(c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating to such purpose.

9.2 Dividends. Dividends upon the capital stock of the corporation may be declared by the board of directors at any regular or special meeting or by written consent, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

9.3 Payment of Dividends. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

9.4 Checks. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

9.5 Fiscal Year. The fiscal year of the corporation shall begin on the first of July in each year and shall end on the last day of June next following, unless otherwise determined by the board of directors.

9.6 Seal. The board of directors may, by resolution, adopt a corporate seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the word “Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. The seal may be altered from time to time by the board of directors.

Section 10.  INDEMNIFICATION

10.1 It being the intent of the corporation to provide maximum protection available under the law to its officers and directors, the corporation shall indemnify its officers and directors to the full extent the corporation is permitted or required to do so by the General Corporation Law of Delaware; provided, however, that the foregoing shall not require the corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. In furtherance of and not in limitation of the foregoing, the corporation shall advance expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person under the General Corporation Law of Delaware.

Section 11.  AMENDMENTS

11.1 These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the board of directors when such power is conferred upon the board of directors by the certificate of incorporation, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors. If the power to adopt, amend or repeal by-laws is conferred upon the board of directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal by-laws.